October 5, 2006	MEDIA AND INVESTOR RELATIONS CONTACT:	Karen Taylor
	Phone:	303/633-2913
	24-Hour:	303/809-9160

CHIEF EXECUTIVE OFFICER TO DEPART

DENVER - DCP Midstream Partners, LP (NYSE: DPM; the Partnership) today announced that Michael J. Bradley, the President and Chief Executive Officer of the Partnership’s general partner, and a member of its board of directors, is resigning from those positions to join Matrix Service Company (Nasdaq: MTRX) as President and Chief Executive Officer. Matrix Service Company of Tulsa, Oklahoma provides general industrial construction and repair and maintenance services principally to the petroleum, petrochemical, power, bulk storage terminal, pipeline and industrial gas industries. Bradley has agreed to remain with the Partnership in his current positions through October 31, 2006.

“We want to thank Mike for his leadership and significant contributions to the Partnership beginning with the Partnership’s formation and initial public offering through the Partnership’s first year. Mike’s business insights and talents are very much appreciated and we wish Mike the best of luck in his new endeavor,” said Jim W. Mogg, Chairman of the board of directors. “We will immediately commence an effort to secure a replacement.”

DCP Midstream Partners, LP (NYSE: DPM) is a midstream master limited partnership that gathers, treats, compresses, processes, transports and markets natural gas and produces, transports and markets natural gas liquids. DCP Midstream Partners, LP is managed by its general partner, DCP Midstream GP, LLC, which is wholly owned by Duke Energy Field Services, a joint venture between Duke Energy and ConocoPhillips. For more information, visit the DCP Midstream Partners, LP Web site at http://www.dcppartners.com.

This press release contains forward-looking statements as defined under the federal securities laws regarding DCP Midstream Partners including projections, estimates, forecasts, plans and objectives. These statements are based on management’s current projections, estimates, forecasts, plans and objectives and are not guarantees of future performance. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond our control. These risks and uncertainties include, but are not limited to, changes in laws and regulations impacting the gathering and processing industry, the level of creditworthiness of the Partnership’s counterparties, the Partnership’s ability to access the debt and equity markets, the Partnership’s use of derivative financial instruments to hedge commodity and interest rate risks, the amount of collateral required to be posted from time to time in the Partnership’s transactions, changes in commodity prices, interest rates, demand for the Partnership’s services, weather and other natural phenomena, industry changes including the impact of consolidations and changes in competition, the Partnership’s ability to obtain required approvals for construction or modernization of the Partnership’s facilities and the timing of production from such facilities, and the effect of accounting pronouncements issued periodically by accounting standard setting boards. Therefore, actual results and outcomes may differ materially from what is expressed in such forward-looking information.

In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than the Partnership has described. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Information contained in this press release is unaudited, and is subject to change.

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